EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 13, 2020 with respect to the statement of condition including the related portfolio of Dividend Income and Value Portfolio 2020-4 (included in Invesco Unit Trusts, Series 2084) as of October 13, 2020 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-248264) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
October 13, 2020